HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:   Michael S. Ives

Phone:     757-648-1601

Heritage Bankshares, Inc. Announces Record Earnings for Third Quarter 2010; Declares Dividend

Norfolk, Va.: October 27, 2010 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the third quarter and first nine months of 2010.

Net income for the quarter ended September 30, 2010 was a record $648,000, or $0.22 per share, compared to net income of $206,000, or $0.09 per share, for the third quarter of 2009, an increase of $442,000, or 214.6%. Net income for the first nine months ended September 30, 2010 was $1.46 million, or $0.44 per share, compared to net income of $588,000, or $0.25 per share, for the same period in 2009, an increase of $872,000, or 148.3%.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“We are very pleased with our operating results for the third quarter. Of particular note is the $492,000 increase in our net interest income from the third quarter of 2009 to the third quarter of 2010. In addition, our net interest income for the third quarter of 2010 improved by $373,000 over the second quarter of 2010.

“While we were unable to duplicate the “Perfect Game” in asset quality that we achieved in the second quarter of 2010, our asset quality remained excellent in the third quarter, with total nonperforming assets of only $60,000, or 0.02% of our total assets.

“We continue to strengthen our balance sheet. From September 30, 2009 to September 30, 2010, the outstanding balance of our loan portfolio increased by approximately $31 million, or 17.3%. In addition, during the third quarter of 2010, we sold approximately $28.2 million of fixed-rate, fixed-term mortgage-backed securities, substantially reducing the interest rate risk in our securities portfolio.

“There has been much public discussion about the relative benefits and detriments to banks that participated in the TARP Capital Purchase Program. For our part, participation in the TARP Program has been an unqualified success. We increased our already strong capital ratios, which permitted us to be more aggressive in our lending. We accomplished this without compromising our standards for asset quality and, further, without exposing our shareholders to massive dilution from a secondary offering of common stock at very low share prices relative to our current book value per share.

“Recently, the Congress and the President enacted the Small Business Jobs Act of 2010, directing the United States Treasury to create a $30 billion Small Business Lending Fund (“SBLF”). The SBLF program will make additional capital available to qualified financial institutions, with an implicit focus on community banks like ours, and is designed to increase small business lending. Qualifying banks that are currently participating in the TARP Capital Purchase Program will have the opportunity to “refinance” their TARP investment with an investment under the SBLF program, by exchanging their existing TARP preferred stock for new SBLF program preferred stock or another financial instrument that would qualify as capital. The dividend rate payable on SBLF investments could be reduced to as low as 1% from an initial dividend rate of 5%, to the extent participating institutions achieve certain levels of additional small business lending.

“Because our primary focus is lending to small businesses and professional firms, we believe that this new SBLF program provides us with an excellent opportunity to reduce the dividend rate on our outstanding preferred stock. Accordingly, our Board of Directors has authorized the Company to apply to the United States Treasury to participate in this new SBLF program at the earliest opportunity. The Board of Directors will make a final decision about participation in the SBLF program once the Treasury has issued the final rules and regulations that would be applicable to the Company”.

Comparison of Operating Results for the Three Months Ended September 30, 2010 and 2009

Overview. The Company’s pretax income was $994,000 for the third quarter of 2010, compared to a pretax income of $337,000 for the third quarter of 2009, an increase of $657,000. Compared to the third quarter of 2009, net interest income increased by $492,000, provision for loan losses increased by $113,000, noninterest income increased by $303,000, and noninterest expense held steady.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $492,000 to $2.8 million in the third quarter of 2010, compared to $2.3 million in the third quarter of 2009. This increase in net interest income was primarily attributable to an increase in average interest-earning assets of $39.1 million, resulting from increases in our loan portfolio and interest-earning accounts at other banks, partially offset by an increase in average interest-bearing liabilities of $16.4 million, between the third quarter of 2009 and the third quarter of 2010; these quarter over quarter changes resulted in a 26 basis point increase in net interest spread from 3.25% for the three months ended September 30, 2009 to 3.51% for the three months ended September 30, 2010. Additionally, average noninterest-bearing deposits increased by $12.5 million. Net interest margin increased by 19 basis points, from 3.64% in the third quarter of 2009 to 3.83% in the third quarter of 2010.

Provision for Loan Losses. The Company’s provision for loan losses in the third quarter of 2010 was $178,000, an increase of $113,000 over a provision of $65,000 in the third quarter of 2009, driven largely by an $11.7 million net increase in total loans in the third quarter of 2010. Net charge-offs were $84,000 in the third quarter of 2010, compared to net charge-offs of $22,000 in the third quarter of 2009. Nonperforming assets were $60,000 at September 30, 2010, compared to $348,000 at September 30, 2009.

Noninterest Income. Total noninterest income increased by $303,000, from $211,000 in the third quarter of 2009 to $514,000 in the third quarter of 2010, primarily as a result of a $278,000 gain on the sale of investment securities.

Noninterest Expense. Total noninterest expense remained steady at $2.1 million for both third quarter periods. Because of our high level of liquidity, the Bank was able to repay a $10 million medium term FHLB advance during the third quarter of 2010, incurring a loss on the early extinguishment of medium term debt of $49,000. This loss was offset by a decrease in professional fees over the comparable quarters.

Income Taxes. The Company’s income tax expense for the third quarter of 2010 was $346,000, reflecting an effective tax rate of 34.9%, compared to income tax expense of $131,000 for the third quarter of 2009, reflecting an effective tax rate of 39.0%. The lower effective tax rate for the third quarter of 2010 was attributable to higher pre-tax income relative to net non-deductible items compared to the third quarter of 2009.

Net Income Available to Common Stockholders. After the impact of dividends on our outstanding TARP preferred stock, net income available to common stockholders was $501,000 for the third quarter of 2010, compared to $196,000 for the third quarter of 2009.

Comparison of Operating Results for the Nine Months Ended September 30, 2010 and 2009

Overview. The Company’s pretax income was $2.3 million for the nine months ending September 30, 2010, compared to a pretax income of $884,000 for the nine months ending September 30, 2009, an increase of $1.4 million. Compared to the first nine months of 2009, net interest income increased by $791,000, provision for loan losses increased by $196,000, noninterest income increased by $838,000, and noninterest expense increased by $58,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $791,000 to $7.5 million in the first nine months of 2010, compared to $6.7 million in the first nine months of 2009. This increase in net interest income was primarily attributable to an $18.4 million increase in average interest-earning assets and a $6.0 million decrease in average interest-bearing liabilities between the first nine months of 2009 and the first nine months of 2010; these year-to-date over year-to-date changes resulted in a 20 basis point increase in net interest spread, from 3.25% for the nine months ended September 30, 2009 to 3.45% for the nine months ended September 30, 2010. Additionally, average noninterest-bearing deposits increased by $14.4 million. Net interest margin increased by 15 basis points, from 3.67% for the first nine months of 2009 to 3.82% for the first nine months of 2010.

Provision for Loan Losses. The Company’s provision for loan losses in the first nine months of 2010 was $337,000, compared to a provision of $141,000 in the first nine months of 2009. The increase is primarily attributable to a $26.3 million net increase in total loans in the first nine months of 2010. Net charge-offs were $84,000 in the nine months ended September 30, 2010, compared to $22,000 in net charge-offs in the nine months ended September 30, 2009.

Noninterest Income. Total noninterest income increased by $838,000, from $566,000 in the first nine months of 2009 to $1.4 million in the first nine months of 2010, primarily due to gains of $764,000 on the sale of investment securities.

Noninterest Expense. Total noninterest expense increased by only $58,000 to remain relatively constant at $6.3 million for the first nine months of 2010 and 2009. Increases in compensation expense of $227,000 were offset by decreases in FDIC assessment expenses, occupancy expenses, and professional fees of $128,000, $42,000, and $90,000, respectively. The decrease in FDIC assessment relates primarily to a $121,000 special assessment in June 2009 that did not recur in 2010.

Income Taxes. The Company’s income tax expense for the first nine months of 2010 was $799,000, reflecting an effective tax rate of 35.4%, compared to income tax expense of $296,000 for the first nine months of 2009, reflecting an effective tax rate of 33.4%. The lower effective tax rate for the first nine months of 2009 was attributable to a $48,000 tax benefit resulting from an increase in non-qualified stock options related to certain stock options that were repriced in the first quarter of 2009 and to nontaxable life insurance income.

Net Income Available to Common Stockholders. After the impact of dividends on our outstanding TARP preferred stock, net income available to common stockholders was $1,021,000 for the nine months ended September 30, 2010, compared to $578,000 for the comparable 2009 period. The Company issued TARP preferred stock on September 25, 2009, so the impact of the TARP dividends on net income in deriving net income available to common stockholders for the three and nine months ended September 30, 2009 was a minimal reduction of $10,000, compared to reductions of $147,000 and $439,000 for the comparable three and nine month periods in 2010.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $10.7 million, or 3.9%, from $270.7 million at September 30, 2009 to $281.4 million at September 30, 2010. The increase in assets resulted primarily from a $30.7 million, or 17.3%, increase in loans and a $4.6 million, or 16.1%, increase in cash and cash equivalents, offset by a $25.9 million, or 52.0%, decrease in investment securities available for sale.

Liquid Assets. Liquid assets, which include cash and cash equivalents and investment securities, decreased by $21.3 million, from $78.3 million at September 30, 2009 to $57.0 million at September 30, 2010. Investment securities available for sale were $23.9 million at September 30, 2010 compared to $49.8 million at September 30, 2009, a decrease of $25.9 million, or 52.0%.

Loans. Loans held for investment, net, were $207.6 million at September 30, 2010, an increase of $30.7 million, or 17.3%, from the loan balance of $176.9 million at September 30, 2009.

Asset Quality. Nonperforming assets were $60,000, or 0.02% of assets, at September 30, 2010, compared to $348,000, or 0.13% of assets, at September 30, 2009.

Deposits. At September 30, 2010, an increase in noninterest-bearing deposits of $11.0 million more than offset a decrease in interest-bearing deposits of $3.5 million, resulting in a net increase in total deposits of $7.5 million, or 3.3%, from $226.1 million at September 30, 2009 to $233.6 million at September 30, 2010. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $9.7 million, or 5.6%, from $174.5 million at September 30, 2009 to $184.2 million at September 30, 2010. Certificates of deposit decreased by $2.2 million between the comparable nine-month periods.

Average total deposits increased by $6.5 million, or 2.9%, from $221.7 million during the nine months ended September 30, 2009 to $228.2 million during the nine months ended September 30, 2010. Average core deposits increased by $10.9 million between the comparable nine-month periods, partially offset by a $4.4 million decrease in certificates of deposit. In addition, the mix of average noninterest-bearing deposits to average total deposits increased from 28.4% to 33.9% between the first nine months of 2009 and 2010, further contributing to the improvement in our net interest margin.

Borrowed Funds. Borrowed funds increased by $2.4 million, from $6.2 million at September 30, 2009 to $8.6 million at September 30, 2010, resulting from increases in securities sold under agreements to repurchase and other borrowings.

Capital. Stockholders’ equity increased by $679,000, or 1.8%, from $36.7 million at September 30, 2009 to $37.4 million at September 30, 2010, primarily as a result of an $846,000 increase in retained earnings and $124,000 in proceeds and associated tax benefits from stock option exercises. These increases were offset by a decrease in other comprehensive income of $488,000, primarily attributable to a $25.9 million decrease in the balance of available for sale investment securities between the periods.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividend

On October 27, 2010, the Company’s Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on November 19, 2010 to shareholders of record on November 8, 2010.

The same day, the Board of Directors also declared quarterly dividends on the preferred stock issued by the Company in connection with its participation in the TARP Capital Purchase Program. Specifically, the Board declared (a) a cash dividend in the aggregate amount of $126,287.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) a cash dividend in the aggregate amount of $6,817.50 on the outstanding shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Dividends”). The Preferred Dividends are payable on November 15, 2010 to the U.S. Department of the Treasury, the sole holder of record of such preferred stock.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At September 30,
	2010	2009
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$4,004	$4,636
Interest-bearing deposits in other banks	28,784	15,088
Federal funds sold	346	8,820

Total cash and cash equivalents	33,134	28,544
Securities available for sale, at fair value	23,911	49,776
Loans, net
Held for investment, net of allowance for loan losses	207,614	176,927
Held for sale	—	—
Accrued interest receivable	693	641
Stock in Federal Reserve Bank, at cost	587	324
Stock in Federal Home Loan Bank of Atlanta, at cost	1,843	1,476
Premises and equipment, net	11,554	12,015
Other real estate owned	—	153
Other assets	2,045	880

Total assets	$281,381	$270,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest-bearing	$83,563	$72,602
Interest-bearing	150,025	153,471

Total deposits	233,588	226,073

Federal Home Loan Bank Advances	5,000	5,000
Securities sold under agreements to repurchase	2,427	1,241
Other borrowings	1,160	—
Accrued interest payable	113	168
Other liabilities	1,685	1,525

Total liabilities	243,973	234,007

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 10,103 shares issued and outstanding at September 30, 2010 and September 30, 2009, respectively	10,103	10,103

Fixed rate cumulative perpetual preferred stock, Series B, 303 shares issued and outstanding at September 30, 2010 and September 30, 2009, respectively	303	303

Common stock, $5 par value - 6,000,000 shares authorized; 2,307,502 and 2,291,352 shares issued and outstanding at September 30, 2010 and September 30, 2009, respectively	11,538	11,457
Additional paid-in capital	6,622	6,435
Retained earnings	8,461	7,615
Discount on preferred stock	(249)	(302)
Accumulated other comprehensive income, net	630	1,118

Total stockholders’ equity	37,408	36,729

Total liabilities and stockholders’ equity	$281,381	$270,736

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,710	$2,266	$7,340	$6,735
Taxable investment securities	422	491	1,216	1,666
Dividends on FRB and FHLB stock	11	10	29	20
Interest on federal funds sold	—	1	1	2
Other interest income	32	24	97	49

Total interest income	3,175	2,792	8,683	8,472
Interest expense
Deposits	363	496	1,067	1,664
Borrowings	57	33	124	107

Total interest expense	420	529	1,191	1,771
Net interest income	2,755	2,263	7,492	6,701
Provision for loan losses	178	65	337	141

Net interest income after provision for loan losses	2,577	2,198	7,155	6,560

Noninterest income
Service charges on deposit accounts	113	99	344	286
Late charges and other fees on loans	39	12	71	36
Gain on sale of loans held for sale	—	—	—	3
Gain on sale of investment securities	278	—	764	—
Income from bank-owned life insurance	—	—	—	35
Other	84	100	225	206

Total noninterest income	514	211	1,404	566
Noninterest expense
Compensation	1,078	1,079	3,358	3,131
Data processing	143	123	419	381
Occupancy	193	191	571	613
Furniture and equipment	141	149	442	476
Taxes and licenses	88	68	259	204
Professional fees	96	145	269	359
FDIC assessment	99	86	246	374
Marketing	31	21	96	70
Telephone	30	24	77	79
Loss on early extinguishment of debt	49	—	49	—
Loss on sale or impairment of other real estate owned	—	36	30	36
Other	149	150	484	519

Total noninterest expense	2,097	2,072	6,300	6,242
Income before provision for income taxes	994	337	2,259	884
Provision for income taxes	346	131	799	296

Net income	$648	$206	$1,460	$588
Preferred stock dividend and accretion of discount	$(147)	$(10)	$(439)	$(10)

Net income available to common stockholders	$501	$196	$1,021	$578

Earnings per common share
Basic	$0.22	$0.09	$0.44	$0.25

Diluted	$0.22	$0.09	$0.44	$0.25

Dividends per share	$0.06	$0.06	$0.18	$0.18

Weighted average shares outstanding - basic	2,307,141	2,286,579	2,300,109	2,282,982
Effect of dilutive stock options	10,561	10,579	8,495	11,407

Weighted average shares outstanding - diluted	2,317,702	2,297,158	2,308,604	2,294,389

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Financial ratios
Annualized return on average assets (1)	0.85%	0.31%	0.70%	0.30%
Annualized return on average equity (1)	6.85%	3.00%	5.26%	2.97%
Average equity to average assets	12.39%	10.31%	13.25%	10.12%
Equity to assets, at period-end	13.29%	13.57%	13.29%	13.57%
Net interest margin (2)	3.83%	3.64%	3.82%	3.67%

Per common share
Earnings per share - basic	$0.22	$0.09	$0.44	$0.25
Earnings per share - diluted	$0.22	$0.09	$0.44	$0.25
Book value per share	$11.81	$11.62	$11.81	$11.62
Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Common stock outstanding	2,307,502	2,291,352	2,307,502	2,291,352
Weighted average shares outstanding - basic	2,307,141	2,286,579	2,300,109	2,282,982
Weighted average shares outstanding - diluted	2,317,702	2,297,158	2,308,604	2,294,389

Asset quality
Nonaccrual loans	$60	$189	$60	$189
Accruing loans past due 90 days or more	—	6	—	6

Total nonperforming loans	60	195	60	195

Other real estate owned, net	—	153	—	153

Total nonperforming assets	$60	$348	$60	$348

Nonperforming assets to total assets	0.02%	0.13%	0.02%	0.13%

Allowance for loan losses
Balance, beginning of period	$1,932	$1,728	$1,773	$1,652
Provision for loan losses	178	65	337	141
Loans charged-off	(85)	(39)	(109)	(69)
Recoveries	1	17	25	47

Balance, end of period	$2,026	$1,771	$2,026	$1,771

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.99%	0.97%	0.99%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount.
(2)

Tax equivalency calculations are not included in the computation of net interest income, net interest margin, or net interest spread. Late in the third quarter, the Company made loans on a tax-exempt basis of $6.3 million with quarterly average balances of $1.9 million and year to date average balances of $0.7 million. Future presentations will be made on a tax equivalency basis.